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News from Trans-Lux
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26 Pearl Street  *  Norwalk, CT  06850  *  203.853.4321


FOR IMMEDIATE RELEASE


For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
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203.642.5903


                    TRANS-LUX REPORTS FIRST QUARTER RESULTS


NORWALK, CT, May 14, 2009 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the first quarter ended March 31, 2009. Trans-Lux President and Chief Executive Officer Michael R. Mulcahy made the announcement.

First Quarter 2009 - Continuing Operations
Revenues totaled $7.8 million for the first quarter, compared with $8.0 million during the same period last year. Trans-Lux recorded a net loss for the quarter of $1.2 million (-$0.50 per share), compared with a loss of $1.2 million (-$0.52 per share) in the prior year. Cash flow, as defined by EBITDA, was $807,000, compared with $813,000 in 2008. General administrative expenses were down for the quarter from last year as a result of reduced operating costs and depreciation expense.

"We plan to maintain our commitment to improving operational efficiencies and containing operating costs in light of the current economic environment," said Mr. Mulcahy. "We believe that strategic engineering investments and key product improvements will ensure that we continue to deliver the high quality displays that our customers expect."

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Discontinued Operations
As previously reported, the Company sold the assets of its Entertainment Division on July 15, 2008 for a purchase price of $24.5 million; $7.4 million paid in cash, $0.4 million in escrow and $16.7 million in assumption of debt, which included $0.3 million of debt of its joint venture, MetroLux Theatres. In addition to the $24.5 million purchase price, there is a potential additional purchase price based on the performance of one of the theatre operations. However, there can be no assurance that there will be any additional purchase price earned, which will be reported by the buyer one year after the closing.
As a result of the sale, the Company recorded long-lived asset impairment charges of $2.8 million, as well as $2.0 million in disposal costs. The net proceeds from the sale were used to prepay the term loan under the Credit Agreement with the Company's senior lender. A total of $22.4 million of long-term debt has been paid down or assumed by the buyer as a result of the sale and the Company was released from liability on the assumed debt.

About Trans-Lux
Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.
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(Table of Operations attached)

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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Trans-Lux / 3
                             TRANS-LUX CORPORATION

                              TABLE OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                         --------------------
(In thousands, except per share data)                       2009         2008
                                                         --------------------
Revenues                                                 $ 7,769      $ 8,000
                                                         --------------------

Loss from continuing operations                           (1,154)      (1,186)
Income from discontinued operations                            -          159
                                                         --------------------
Net loss                                                 $(1,154)     $(1,027)

Calculation of EBITDA:
  Net loss from continuing operations                    $(1,154)     $(1,186)
  Interest expense, net                                      408          422
  Income tax expense (benefit)                                41          (48)
  Depreciation and amortization                            1,512        1,625
                                                         --------------------
EBITDA from continuing operations (1)                        807          813

  Effect of discontinued operations                            -          837
                                                         --------------------
Total EBITDA (1)                                         $   807      $ 1,650
                                                         ====================
(Loss) income per share - basic and diluted
  Continuing operations                                  $ (0.50)     $ (0.52)
  Discontinued operations                                      -         0.07
                                                         --------------------
  Total loss per share                                   $ (0.50)     $ (0.45)
                                                         ====================

Average common shares outstanding - basic and diluted       2,307       2,307

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.